Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan

Senior Executive Vice President

Chief Financial Officer

(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FOURTH QUARTER AND YEAR END 2012 RESULTS

Growth in Loans, Core Deposits and Net Income

(Bridgehampton, NY – January 25, 2013)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (BNB), today announced fourth quarter and year end results for 2012.  Highlights of the Company’s financial results for the quarter and year end include:

•                 Net income of $3.4 million, a 16% increase over 2011 representing $.39 per share for the quarter.

•                 Net income of $12.8 million and $1.48 per share for the year, 23% higher than the $10.4 million recorded in 2011.

•                 Returns on average assets and equity for 2012 of .88% and 11.78%, respectively.

•                 Net interest income increased $4.1 million for 2012, with a net interest margin of 3.52%.

•                 Total assets of $1.62 billion at year end, 21% higher than year end 2011.

•                 Loan growth of 30%, with loans exceeding $798 million at year end.

•                 Deposits of $1.4 billion at year end, an increase of 19% over 2011, continuing strong growth trends.

•                 Continued solid asset quality metrics.

•                 Tier 1 Capital increased by $14.6 million, over 12% higher than year end 2011.

•                 Accelerated fourth quarter dividend payment of $.23 per share in December 2012.

“Our record achievements in 2012 of substantial organic loan, deposit and revenue growth, coupled with strong asset quality and capitalization levels combined to deliver industry leading returns. This is a testament to BNB’s unwavering commitment to community banking, whereby we partner with our customers, delivering advice and solutions for their financial needs. This is the core of our business model and dedication to these principles contributes to our current success, and is paramount in all future initiatives,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc. “The key to delivering on our mission is combining our expanding branch network, improving technology, and experienced professionals with the critical element of local decision making,” added Mr. O’Connor.

Net Earnings and Returns

Net income for the quarter ended December 2012 was $3.4 million or $.39 per share, compared to $3.0 million or $.42 per share, for the same period in 2011, reflecting a 16% increase in net income and a 7% decrease in earnings per share. In 2012, net income was $12.8 million or $1.48 per share, compared to $10.4 million and $1.54 per share.  Earnings per share for the quarter and year ended December 31, 2012 reflect the higher share count associated with the $24 million in capital raised in the fourth quarter of 2011. Returns on average assets and equity for 2012 were .88% and 11.78%, respectively.

Net interest income grew in 2012 as average earning assets increased by 23% or $258.3 million, offsetting the net interest margin decline from 3.97% to 3.52%.  The decline in the net interest margin reflects several factors: the positive impact of higher deposit balances and increased loan demand, offset by increases in the level of lower yielding securities, and historically low market interest rates. This trend continued into the fourth quarter of 2012. Net interest income for the fourth quarter of 2012 increased $0.9 million, over 2011 due to higher average earnings assets.  Most of the loan growth occurred late in the fourth quarter, and therefore did not contribute significantly to net interest income.  The provision for loan losses was $1.1 million for the quarter, $0.2 million higher than the 2011 fourth quarter. For 2012, the provision was $5 million, an increase of $1.1 million over 2011.  Total non-interest income grew $0.8 million for the fourth quarter of 2012, with increases in fee income, service charges, title revenue and securities gains of $0.5 million.  During the year, total non-interest income increased $3.7 million resulting from an increase of $2.5 million in securities gains, as well as, higher title revenue, fee income and service charges. Non-interest expense for 2012 increased in both the quarter and year due to expenses associated with new branches, technology and staff.

“Our successful expansion of the franchise’s geographic reach delivered the desired results; increasing core deposits and loans, and generating record levels of revenue and income. This revenue offset higher credit and compliance costs allowing us to continue building the infrastructure necessary to manage in today’s increasingly complex regulatory environment,” commented Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets of $1.62 billion at December 2012, were $287.3 million higher than last year, and average assets increased 23%.  This increase reflects strong organic growth in new and existing markets driven by growth in loans of $186.3 million or 30% and investments of $130.5 million or 21%, partially offset by a $28.3 million decrease in cash and cash equivalents.  Total deposits were $1.4 billion at December 31, 2012 and included demand deposits of $529.2 million or 38% compared to 27% at December 2011. The increase in total deposits at year end 2012 reflects organic growth of $221.1 million or 19% compared to December 2011.

“During the fourth quarter of 2012, loans increased $66 million or 36% on an annualized basis. Much of this growth occurred in December, as customers were anxious to close, prior to year end due to uncertainty around the potential “Fiscal Cliff” and future income tax rates,” noted Mr. O’Connor.

Asset quality measures remained strong as non-performing assets (“NPA”) at December 2012 declined 15% to $3.5 million from $4.2 million at December 2011. This represents only 0.22% of total assets, compared to 0.31% at December 2011.  For 2012, the allowance for loan losses increased $3.6 million to $14.4 million. The allowance as a percentage of total loans at December 2012 remained stable at 1.81% compared to 1.77% at December 2011.

Stockholders’ equity grew $11.7 million to $118.7 million, reflecting the capital raised through the Dividend Reinvestment Plan, as well as continued earnings growth, net of dividends. Overall, Tier 1 capital increased to $132.9 million or 12% higher than the December 2011 level.  In addition, the Company’s capital levels reflect five dividend payments to shareholders in 2012, as the payment of the fourth quarter 2012 dividend was accelerated and paid in December. The Company’s capital ratios exceed all regulatory minimums, and it continues to be classified as well capitalized.

Challenges & Opportunities

“Five years after the financial crisis, the Banking environment remains uncertain, as we deal with the fallout from both regulatory activity and the economic impact of decisions made during and subsequent to the crisis. The costs, in terms of compliance and greater capitalization, continue impacting shareholder expectations and returns. Additionally, the persistently low level of market interest rates has created opportunities for borrowers, but substantial challenges for banks and other financial intermediaries. The eventuality of rising rates is arguably our industry’s greatest challenge and threat, creating margin pressures and ultimately impacting credit, as businesses adjust and manage with potentially higher borrowing costs. The credit environment appears to be stabilizing and our Company and many of our customers avoided significant damage from the effects of Hurricane Sandy, however, the continued confidence of consumers and businesses remains critical to future economic activity.

“The end of a year is time for reflection, and 2012 can be categorized as successful. We achieved many of our goals: opened two new branches, increased our customer base and expanded our loan portfolio. We invested for the future: committing to three additional branch locations, adding critical staff and improving systems and processes.

“This year’s results mark another step in the continuing evolution of our Company and demonstrate ongoing commitment to identify, leverage and efficiently execute on market opportunities. Looking ahead, we see the potential to continue this strategic course with similar positive results,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.6 billion, and a primary market area of Suffolk County, Long Island, operates 22 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	December 31,	December 31,
	2012	2011
ASSETS
Cash and Due from Banks	$46,855	$25,921
Interest Earning Deposits with Banks	4,394	53,625
Total Cash and Cash Equivalents	51,249	79,546

Securities Available for Sale, at Fair Value	529,070	441,439
Securities Held to Maturity	210,735	169,153
Total Securities	739,805	610,592

Securities, Restricted	2,978	1,660

Loans Held for Sale	—	2,300

Loans Held for Investment	798,446	612,143
Less: Allowance for Loan Losses	(14,439)	(10,837)
Loans, net	784,007	601,306
Premises and Equipment, net	26,001	24,171
Goodwill and Other Intangible Assets	2,283	2,350
Accrued Interest Receivable and Other Assets	18,390	15,533
Total Assets	$1,624,713	$1,337,458

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$529,205	$321,496
Savings, NOW and Money Market Deposits	722,869	683,863
Certificates of Deposit of $100,000 or more	118,724	140,578
Other Time Deposits	38,524	42,248
Total Deposits	1,409,322	1,188,185
Federal Funds Purchased and Repurchase Agreements	56,890	16,897
Federal Home Loan Bank Advances	15,000	—
Junior Subordinated Debentures	16,002	16,002
Other Liabilities and Accrued Expenses	8,827	9,387
Total Liabilities	1,506,041	1,230,471
Total Stockholders’ Equity	118,672	106,987
Total Liabilities and Stockholders’ Equity	$1,624,713	$1,337,458

Selected Financial Data:

Tangible Book Value Per Share	$13.07	$12.54

Capital Ratios:
Total Capital (to risk weighted assets)	14.2%	16.2%
Tier 1 Capital (to risk weighted assets)	12.9%	15.0%
Tier 1 Capital (to average assets)	8.4%	9.3%

Asset Quality:
Non-performing loans	$3,289	$4,161
Real estate owned	250	—
Non-performing assets	$3,539	$4,161

Non-performing loans/Total loans	0.41%	0.68%
Non-performing assets/Total assets	0.22%	0.31%
Allowance/Non-performing loans	439.01%	260.44%
Allowance/Total loans	1.81%	1.77%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011

Interest Income	$13,832	$13,026	$54,514	$50,426
Interest Expense	1,896	1,983	7,555	7,616
Net Interest Income	11,936	11,043	46,959	42,810
Provision for Loan Losses	1,075	850	5,000	3,900
Net Interest Income after Provision for Loan Losses	10,861	10,193	41,959	38,910
Other Non Interest Income	1,619	1,555	6,391	5,798
Title Fee Income	598	349	1,635	1,016
Net Securities Gains	468	—	2,647	135
Total Non Interest Income	2,685	1,904	10,673	6,949
Salaries and Benefits	5,121	4,647	20,705	18,036
Acquisition Costs	—	65	—	793
Amortization of Core Deposit Intangible	16	18	67	42
Cost of Extinguishment of Debt	—	—	158	—
Other Non Interest Expense	3,376	3,091	12,850	11,966
Total Non Interest Expense	8,513	7,821	33,780	30,837
Income Before Income Taxes	5,033	4,276	18,852	15,022
Provision for Income Taxes	1,623	1,326	6,080	4,663
Net Income	$3,410	$2,950	$12,772	$10,359
Basic/Diluted Earnings Per Share	$0.39	$0.42	$1.48	$1.54
Diluted Earnings Per Share	$0.39	$0.42	$1.48	$1.54
Weighted Average Common Shares	8,786	7,057	8,612	6,698

Selected Financial Data:

Return on Average Total Assets	0.86%	0.92%	0.88%	0.88%
Return on Average Stockholders’ Equity	11.96%	14.47%	11.78%	14.37%
Net Interest Margin	3.24%	3.75%	3.52%	3.97%
Efficiency Ratio	58.57%	57.96%	59.73%	58.64%
Operating Expense as a % of Average Assets	2.14%	2.41%	2.34%	2.55%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended December 31,
	2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$739,602	$10,502	5.65%	$588,038	$9,360	6.32%
Securities	761,169	3,677	1.92	574,987	4,038	2.79
Deposits with banks	8,013	8	0.40	47,610	31	0.26
Total interest earning assets	1,508,784	14,187	3.74	1,210,635	13,429	4.40
Non interest earning assets:
Other Assets	72,121			67,692
Total assets	$1,580,905			$1,278,327

Interest bearing liabilities:
Deposits	$889,643	$1,341	0.60%	$823,213	$1,504	0.72%
Federal funds purchased and repurchase agreements	78,074	138	0.70	19,378	138	2.83
Federal Home Loan Bank term advances	49,435	76	0.61	—	—	—
Junior Subordinated Debentures	16,002	341	8.48	16,002	341	8.45
Total interest bearing liabilities	1,033,154	1,896	0.73	858,593	1,983	0.92
Non interest bearing liabilities:
Demand deposits	424,494			329,761
Other liabilities	9,874			9,102
Total liabilities	1,467,522			1,197,456
Stockholders’ equity	113,383			80,871
Total liabilities and stockholders’ equity	$1,580,905			$1,278,327

Net interest income/interest rate spread		12,291	3.01%		11,446	3.48%

Net interest earning assets/net interest margin	$475,630		3.24%	$352,042		3.75%

Less: Tax equivalent adjustment		(355)			(403)

Net interest income		$11,936			$11,043

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Twelve months ended December 31,
	2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$671,103	$40,255	6.00%	$554,469	$35,434	6.39%
Securities	675,646	15,640	2.31	513,000	16,410	3.20
Deposits with banks	27,840	78	0.28	48,841	123	0.25
Total interest earning assets	1,374,589	55,973	4.07	1,116,310	51,967	4.66
Non interest earning assets:
Other Assets	71,596			63,977
Total assets	$1,446,185			$1,180,287

Interest bearing liabilities:
Deposits	$891,203	$5,607	0.63%	$772,245	$5,707	0.74%
Federal funds purchased and repurchase agreements	38,613	461	1.19	17,582	543	3.09
Federal Home Loan Bank term advances	18,068	122	0.68	82	—	—
Junior Subordinated Debentures	16,002	1,365	8.53	16,002	1,366	8.54
Total interest bearing liabilities	963,886	7,555	0.78	805,911	7,616	0.95
Non interest bearing liabilities:
Demand deposits	365,999			294,566
Other liabilities	7,923			7,721
Total liabilities	1,337,808			1,108,198
Stockholders’ equity	108,377			72,089
Total liabilities and stockholders’ equity	$1,446,185			$1,180,287

Net interest income/interest rate spread		48,418	3.29%		44,351	3.71%

Net interest earning assets/net interest margin	$410,703		3.52%	$310,399		3.97%

Less: Tax equivalent adjustment		(1,459)			(1,541)

Net interest income		$46,959			$42,810